                                                               EXHIBIT (a)(1)(L)

                     SUPPLEMENT DATED SEPTEMBER 30, 2002 TO
                   OFFER TO EXCHANGE DATED SEPTEMBER 10, 2002

                               BMC SOFTWARE, INC.
                               CITYWEST BOULEVARD
                            HOUSTON, TEXAS 77042-2827
                                 (713) 918-8800

                  OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS
                         TO PURCHASE BMC SOFTWARE, INC.
                            COMMON STOCK THAT HAVE A
                           PER SHARE EXERCISE PRICE OF
                    $30.00 PER SHARE OR MORE FOR NEW OPTIONS

--------------------------------------------------------------------------------
       THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., HOUSTON TIME,
                ON OCTOBER 9, 2002 UNLESS THE OFFER IS EXTENDED.
--------------------------------------------------------------------------------

         BMC Software, Inc. ("BMC", "we" or "us") is offering to certain current U.S. employees the right to exchange outstanding options to purchase shares of our common stock granted under the BMC Software, Inc. 1994 Employee Incentive Plan, as amended (the "1994 Plan"), or the BMC Software, Inc. 2000 Employee Stock Incentive Plan, as amended (the "2000 Plan") (the 1994 Plan and the 2000 Plan are sometimes collectively referred to herein as the "stock incentive plans") that have an exercise price of $30.00 per share or more (the "eligible options") for new options we will grant under the stock incentive plans that cover a lesser number of shares.

         In connection with this offer, you were previously provided with an offer to exchange as well as certain other offering documents, including an election to exchange. This supplement to the offer to exchange provides certain supplemental information regarding BMC and the offer. To the extent that any inconsistencies exist between this supplement and the offer to exchange, this supplement will govern.


         We are also providing you with an addendum to the election to exchange. The addendum to the election to exchange is described in this supplement under "Addendum to Election to Exchange" and is attached to this supplement as Annex A. If you have not already executed and delivered the election to exchange that was previously delivered to you and you decide to participate in the offer, to validly tender your eligible options pursuant to the offer, you must, in accordance with the terms of the election to exchange, properly complete, duly execute and deliver to us both the election to exchange and the addendum, along with any other required documents. We must receive all of the required documents at 2101 CityWest Boulevard, Houston, Texas 22042-2827, Attn:
Linda Caldwell (facsimile: 713-918-2382), before the expiration date. If you have already delivered the election to exchange and have received a confirmation of receipt, you are not required to take any action. However, since the addendum is beneficial to you, you are entitled to execute the addendum and deliver it to Linda Caldwell in accordance with the instructions described above, in which case your election to exchange will be amended as provided in the addendum.



         Shares of our common stock are listed on the New York Stock Exchange under the symbol "BMC." On September 27, 2002, the last reported sales price during regular business hours of our common stock on the New York Stock Exchange was $13.36 per share. We recommend that you obtain current market quotations for our common stock before deciding whether or not to exchange your eligible options.


         You should direct questions about the offer or requests for assistance or for additional or paper copies of the offer to exchange, this supplement or the election to exchange by email at compensation@bmc.com.

IMPORTANT

         We have not authorized any person to make any recommendation on our behalf as to whether you should elect to exchange or refrain from exchanging your eligible options pursuant to the offer. You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to give you any information or to make any representation in connection with the offer other than the information and representations contained in this document or in the election to exchange. If anyone makes any recommendation or representation to you or gives you any additional information, you should not rely upon that recommendation, representation or information as having been authorized by us.

         NEITHER THIS SUPPLEMENT NOR THE OFFER TO EXCHANGE HAS BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") OR ANY STATE SECURITIES COMMISSION NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS SUPPLEMENT OR THE OFFER TO EXCHANGE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                TABLE OF CONTENTS

                                                                                                               PAGE
INTRODUCTION......................................................................................................1
FINANCIAL INFORMATION.............................................................................................1
ADDENDUM TO ELECTION TO EXCHANGE..................................................................................4
FORWARD LOOKING INFORMATION.......................................................................................4


                                  INTRODUCTION

         The following information amends and supplements our offer to exchange dated September 10, 2002. Except to the extent expressly set forth in this supplement, this supplement dos not alter the terms and conditions previously set forth in the offer to exchange, and should be read in conjunction with the offer to exchange.


                              FINANCIAL INFORMATION

         The following tables set forth selected financial data of BMC. The selected historical statement of operations data for the years ended March 31, 2001 and 2002 and the selected historical balance sheet data as of March 31, 2001 and 2002 have been derived from the audited financial statements included in our annual report on Form 10-K for the year ended March 31, 2002. The selected historical statement of operations data for the three months ended June 30, 2000, 2001 and 2002 and the selected historical balance sheet data as of June 30, 2002, which are included in our quarterly report on Form 10-Q for the quarter ended June 30, 2002, are unaudited, but include, in the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of such data. The information presented below should be read together with our financial statements and related notes.

                       BMC SOFTWARE, INC. AND SUBSIDIARIES

                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                  (IN MILLIONS)

ASSETS                                                                       MARCH 31,              JUNE 30,
                                                                        2001          2002            2002
                                                                    -----------    -----------    -----------
Current assets:
   Cash and cash equivalents ....................................   $     146.0    $     330.0    $     544.0
   Marketable securities ........................................         144.7          215.8          217.2
   Trade accounts receivable, net ...............................         292.6          182.6          136.3
   Trade finance receivables, current ...........................         213.5          129.9          130.3
   Income taxes receivable ......................................           8.3           70.1           69.3
   Other current assets .........................................          97.6           68.4          112.7
                                                                    -----------    -----------    -----------
         Total current assets ...................................         902.7          996.8        1,209.8
Property and equipment, net .....................................         456.5          443.0          429.2
Software development costs and related assets, net ..............         242.7          211.8          206.5
Long-term marketable securities .................................         713.3          557.9          488.8
Long-term finance receivables ...................................         236.3          176.3          145.2
Acquired technology, net ........................................          95.3           50.2           40.4
Goodwill, and other intangible assets, net ......................         317.6          133.6          132.4
Other long-term assets ..........................................          69.5          106.6          107.1
                                                                    -----------    -----------    -----------
                                                                    $   3,033.9    $   2,676.2    $   2,759.4
                                                                    ===========    ===========    ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Trade accounts payable .......................................   $      22.1    $      16.2    $      35.9
   Accrued liabilities ..........................................         182.3          204.2          186.3
   Short-term borrowings ........................................         150.0             --             --
   Current portion of deferred revenue ..........................         474.6          460.2          475.2
                                                                    -----------    -----------    -----------
         Total current liabilities ..............................         829.0          680.6          697.4
Long-term deferred revenue ......................................         382.8          483.1          570.8
Other long-term liabilities .....................................           6.8            5.9           13.8
                                                                    -----------    -----------    -----------
         Total liabilities ......................................       1,218.6        1,169.6        1,282.0
Commitments and contingencies
Stockholders' equity:
   Preferred stock ..............................................            --             --             --
   Common stock .................................................           2.5            2.5            2.5
   Additional paid-in capital ...................................         530.9          536.9          536.9
   Retained earnings ............................................       1,336.2        1,126.6        1,106.9
   Accumulated other comprehensive loss .........................          (9.8)         (18.8)         (27.7)
                                                                    -----------    -----------    -----------
                                                                        1,859.8        1,647.2        1,618.6
   Less treasury stock, at cost .................................         (20.9)        (135.2)        (137.1)
   Less unearned portion of restricted stock compensation .......         (23.6)          (5.4)          (4.1)
                                                                    -----------    -----------    -----------
         Total stockholders' equity .............................       1,815.3        1,506.6        1,477.4
                                                                    -----------    -----------    -----------
                                                                    $   3,033.9    $   2,676.2    $   2,759.4
                                                                    ===========    ===========    ===========

                       BMC SOFTWARE, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                         AND COMPREHENSIVE INCOME (LOSS)

                                                                                                         THREE MONTHS
                                                                YEARS ENDED MARCH 31,                   ENDED JUNE 30,
                                                     -----------------------------------------    --------------------------
                                                        2000            2001          2002           2001           2002
                                                     -----------    -----------    -----------    -----------    -----------
                                                                       (IN MILLIONS, EXCEPT PER SHARE DATA)
Revenues:
    License ......................................   $   1,180.2    $     892.2    $     625.0    $     180.0    $     136.0
    Maintenance ..................................         485.7          524.1          575.8          139.3          149.7
    Professional services ........................          53.3           93.3           88.1           21.7           19.5
                                                     -----------    -----------    -----------    -----------    -----------
      Total revenues .............................       1,719.2        1,509.6        1,288.9          341.0          305.2
                                                     -----------    -----------    -----------    -----------    -----------
Selling and marketing expenses ...................         559.7          600.7          538.8          152.8          119.5
Research and development expenses ................         390.4          442.6          479.2          113.0          118.2
Cost of professional services ....................          74.1          101.1           95.3           26.9           21.4
General and administrative expenses ..............         135.1          165.5          151.7           41.9           36.0
Acquired research and development ................          80.8           21.4             --             --             --
Amortization and impairment of acquired
   technology, goodwill and intangibles ..........         139.1          178.2          241.8           48.2           12.4
Restructuring and severance costs ................            --             --           52.9           12.0           (0.1)
Legal settlement .................................          55.4             --             --             --             --
Merger-related costs and compensation charges ....          14.1            8.6           12.8            2.7            0.6
                                                     -----------    -----------    -----------    -----------    -----------
      Total operating expenses ...................       1,448.7        1,518.1        1,572.5          397.5          308.0
                                                     -----------    -----------    -----------    -----------    -----------
      Operating income (loss) ....................         270.5           (8.5)        (283.6)         (56.5)          (2.8)
Interest and other income, net ...................          62.6           79.4           62.3           16.4           15.8
Interest expense .................................         (23.4)         (11.3)          (0.4)          (0.4)            --
Gain (loss) on marketable securities .............           1.7            0.8           (8.8)          (7.4)          (6.3)
                                                     -----------    -----------    -----------    -----------    -----------
      Other income, net ..........................          40.9           68.9           53.1            8.6            9.5
                                                     -----------    -----------    -----------    -----------    -----------
      Earnings (loss) before income taxes ........         311.4           60.4         (230.5)         (47.9)           6.7
Income tax provision (benefit)....................          68.9           18.0          (46.4)         (13.4)           1.5
                                                     -----------    -----------    -----------    -----------    -----------
      Net earnings (loss) ........................   $     242.5    $      42.4    $    (184.1)   $     (34.5)   $       5.2
                                                     ===========    ===========    ===========    ===========    ===========

Basic earnings (loss) per share ..................   $      1.01    $      0.17    $     (0.75)   $     (0.14)          0.02
                                                     ===========    ===========    ===========    ===========    ===========
Diluted earnings (loss ) per share ...............   $      0.96    $      0.17    $     (0.75)   $     (0.14)   $      0.02
                                                     ===========    ===========    ===========    ===========    ===========
Shares used in computing basic earnings
   (loss) per share ..............................         241.0          245.4          245.0          247.3          240.9
                                                     ===========    ===========    ===========    ===========    ===========
Shares used in computing diluted earnings
   (loss) per share ..............................         253.0          252.5          245.0          247.3          242.5
                                                     ===========    ===========    ===========    ===========    ===========
Comprehensive income (loss):
    Net earnings (loss) ..........................   $     242.5    $      42.4    $    (184.1)   $     (34.5)   $       5.2
    Foreign currency translation adjustment ......           5.1           (1.9)          (9.5)           0.2           (7.4)
    Unrealized gain (loss) on securities
    available for sale:
      Unrealized gain (loss), net of taxes
        of $0.5, $1.0, $0.6, $0.1 and $0.1 .......          (7.7)          (1.9)           1.1            0.2            0.2
      Realized (gain) loss included in net
        earnings (loss), net of taxes of
        $0.4, $0.3, $1.0, $2.6 and $0.5 ..........          (1.3)          (0.5)           1.9            4.8            1.0
      Elimination of unrealized gain on New
        Dimension shares in purchase
        accounting, net of taxes of $8.5
        $--, $--, $-- and $-- ....................         (12.7)            --             --             --             --
                                                     -----------    -----------    -----------    -----------    -----------
                                                           (21.7)          (2.4)           3.0            5.0            1.2
    Unrealized gain on derivative instruments:
      Unrealized gain (loss), net of taxes of
      $7.8, $6.3, $0.6, $1.5 and $2.1 ............          14.5           11.6            1.0            2.8           (3.9)

                                                                                                        THREE MONTHS
                                                                YEARS ENDED MARCH 31,                  ENDED JUNE 30,
                                                     -----------------------------------------    --------------------------
                                                        2000            2001          2002           2001           2002
                                                     -----------    -----------    -----------    -----------    -----------
      Realized (gain) loss included in net
        earnings (loss), net of taxes of
        $5.4, $7.4, $1.9, $0.8 and $0.6 ..........        (10.1)         (13.7)          (3.5)          (1.4)           1.2
                                                     -----------    -----------    -----------    -----------    -----------
                                                             4.4           (2.1)          (2.5)           1.4           (2.7)
                                                     -----------    -----------    -----------    -----------    -----------
      Comprehensive income (loss) ................   $     230.3    $      36.0    $    (193.1)   $     (27.9)   $      (3.7)
                                                     ===========    ===========    ===========    ===========    ===========

                        ADDENDUM TO ELECTION TO EXCHANGE

         You have previously been delivered an election to exchange. Attached as Annex A to this supplement is an addendum to the election to exchange. The addendum amends the election to exchange by deleting the following sentence from page 3 of the election to exchange:

         "I have read, understand and agree to all of the terms and conditions of the Offer"

and replaces it with the following sentence:

         "I agree to all of the terms and conditions of the Offer."

         If you have not already executed and delivered the election to exchange that was previously delivered to you and you decide to participate in the offer, to validly tender your eligible options pursuant to the offer, you must, in accordance with the terms of the election to exchange, properly complete, duly execute and deliver to us both the election to exchange and the addendum, along with any other required documents. We must receive all of the required documents at 2101 CityWest Boulevard, Houston, Texas 22042-2827, Attn: Linda Caldwell (facsimile: 713-918-2382), before the expiration date. If you have already delivered the election to exchange and have received a confirmation of receipt, you are not required to take any action. However, since the addendum is beneficial to you, you are entitled to execute the addendum and deliver it to Linda Caldwell in accordance with the instructions described above, in which case your election to exchange will be amended as provided in the addendum.

                           FORWARD LOOKING INFORMATION

         The first paragraph under Section 17 of the offer to exchange is amended and restated in its entirety to read as follows:

         "This offer to exchange and our SEC reports referred to above contain forward-looking statements, which are identified by the use of the words "believe," "expect," "anticipate," "will," "contemplate," "would," and similar expressions that contemplate future events. Numerous important factors, risks and uncertainties affect our operating results, including, without limitation, those contained in this report, and could cause our actual results to differ materially form the results implied by these or any other forward-looking statements made by us or on our behalf. There can be no assurance that future results will meet expectations. You should also carefully review the cautionary statements described in the other documents we file from time to time with the SEC, specifically all Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K."

                                    ANNEX A

                                  ADDENDUM TO
                              ELECTION TO EXCHANGE
                   OPTIONS TO PURCHASE SHARES OF COMMON STOCK
           THAT HAVE AN EXERCISE PRICE OF $30.00 OR MORE AND ARE HELD
                BY CERTAIN OPTION HOLDERS FOR NEW OPTIONS UNDER

              THE BMC SOFTWARE, INC. 1994 EMPLOYEE INCENTIVE PLAN

                                       OR

                      THE BMC SOFTWARE, INC. 2000 EMPLOYEE
                              STOCK INCENTIVE PLAN

           PURSUANT TO THE OFFER TO EXCHANGE DATED SEPTEMBER 10, 2002

       THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., HOUSTON TIME,
                ON OCTOBER 9, 2002, UNLESS THE OFFER IS EXTENDED

To:

Linda Caldwell
BMC Software, Inc.
2101 CityWest Boulevard
Houston, Texas 77042-2827
Facsimile: (713) 918-2382

Reference is made to that certain Election to Exchange in respect of the offer made by BMC Software, Inc. pursuant to the Offer to Exchange dated September 10, 2002, as further supplemented (the "Election to Exchange"), which I have executed and delivered on or prior to the date of this Addendum.

At the request and with the consent of BMC Software, Inc., I hereby amend the Election to Exchange to delete the final sentence on page 3 of the Election to Exchange, which reads as follows:

         "I have read, understand and agree to all of the terms and conditions of the Offer"

and replace it with the following sentence:

         "I agree to all of the terms and conditions of the Offer."

HOLDER PLEASE SIGN HERE

         You must complete and sign the following exactly as your name appears on the option agreement or agreements evidencing the Eligible Options you are tendering.

SIGNATURE OF OWNER


x
 ---------------------------------------------------------
               (Signature of Eligible Holder)

Date:                    , 2002
      -------------------
NAME:

EMPLOYEE ID: